Exhibit 99.1

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

The Board of Directors

Computer Sciences Corporation

1775 Tysons Boulevard

Tysons, Virginia 22102

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 23, 2016, to the Board of Directors of Computer Sciences Corporation (“CSC”) as Annex A to, and reference to such opinion letter under the headings “SUMMARY — Opinion of CSC’s Financial Advisor” and “THE TRANSACTIONS — Opinion of CSC’s Financial Advisor” in, the proxy statement/prospectus-information statement relating to the proposed merger involving CSC and Everett Spinco, Inc. (“Everett”), which proxy statement/prospectus-information statement forms a part of the Registration Statement on Form S-4 of Everett (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

November 2, 2016